Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in Amendment No. 3 to this Registration Statement on Form S-1 No. 333-198613 of Fifth Street Asset Management Inc. of our report, dated July 22, 2014, except for the last two paragraphs of Note 1, as to which the date is September 5, 2014, on our audits of the combined financial statements of Fifth Street Management Group as of December 31, 2013 and 2012 and for the years then ended. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus which is part of this Registration Statement.

/s/ CohnReznick LLP

Roseland, New Jersey

October 8, 2014